Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor
	Chief Financial Officer	Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES PUBLICATION OF STUDY RESULTS

SUGGESTING BALSALAZIDE POTENTIAL IN REDUCTION OF

RADIATION DAMAGE IN PROSTATE CANCER PATIENTS

RALEIGH, NC, August 25, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that results of a study published in the International Journal of Radiation Oncology-Biology-Physics suggest balsalazide may have potential to prevent or reduce symptoms of radiation-induced proctosigmoiditis (RIPS) in patients undergoing radiation therapy for prostate cancer.

In this double-blind, placebo-controlled, randomized trial, patients with prostate cancer were given three COLAZAL® (balsalazide disodium) Capsules 750 mg, or matching placebo, twice daily beginning 5 days prior to radiation therapy, throughout the course of radiation therapy, and continuing for 2 weeks after completion of radiation therapy. Toxicities associated with radiation treatment were graded according to standardized National Cancer Institute criteria which include proctitis, diarrhea, dysuria, weight loss, fatigue, nausea and vomiting. The incidence and severity of proctitis, the most troublesome toxicity commonly associated with radiation therapy for prostate cancer, was decreased by more than half in patients receiving balsalazide compared to patients receiving placebo. Diarrhea, dysuria and fatigue were appreciably lower in patients receiving balsalazide compared to patients receiving placebo. Nausea and vomiting were low in both groups; however, there was no significant difference between the two groups. Patients receiving placebo lost an average of 3 pounds; whereas patients receiving balsalazide did not lose weight. The study authors conclude that balsalazide disodium offers significant potential to prevent or reduce symptoms of radiation-induced proctosigmoiditis in patients receiving radiation therapy for pelvic cancers.

Christopher D. Jahraus, M.D., Assistant Professor of Radiation Oncology, University of Alabama School of Medicine, Wallace Tumor Institute, and Primary Investigator for the study, stated, “Balsalazide’s ability to deliver a high concentration of active drug, 5-aminosalicylic acid (5-ASA), to the distal colon makes it an excellent candidate for preventing or limiting radiation-induced proctosigmoiditis. No prior studies utilizing drugs in this class have shown the dramatic reduction in radiation-induced proctosigmoiditis that we observed in patients receiving COLAZAL. In addition to our work in RIPS, key opinion leaders have suggested that protection from RIPS may limit the severity and/or duration of chronic radiation-induced proctosigmoiditis. We believe these findings justify the formation of a cooperative group trial to assess the safety and efficacy of balsalazide in preventing or limiting damage due to RIPS.”

Commenting on the study results, David Rubin, MD, Assistant Professor of Medicine, Section of Gastroenterology and the MacLean Center for Clinical Medical Ethics, University of Chicago, stated, “This important study supports the use of balsalazide therapy to prevent the acute injury associated with pelvic irradiation and warrants further review and validation. Long-term follow-up of these patients will be important in order to determine if reduction of the acute injury will result in a decreased incidence of chronic radiation proctopathy. Of additional interest will be whether the effect observed is related to the anti-inflammatory properties of 5-aminosalicylic acid and whether it provides additional evidence regarding colorectal cancer chemoprevention.”

Pelvic Cancer Background

Prostate cancer is the most common type of cancer in men. The American Cancer Society estimates that over 500,000 cases of all types of pelvic cancer were diagnosed in the United States during 2004. Pelvic cancers represent more than 35% of all new diagnoses of cancer in the United States currently, and include sites that have historically been difficult to treat with curative intent. Approximately 230,000 new cases, or 33% of all new cancer diagnoses, in American men in 2004 were for prostate cancer. Due to the large number of these cases, as well as the success of radiation therapy, the pelvis is one of the most common areas of the body irradiated. Unfortunately, approximately 75% of patients who undergo radiation therapy of the pelvis suffer damage to the gastrointestinal tract and experience symptoms such as severe pain and bloody diarrhea. These symptoms can affect patients’ quality of life and can potentially limit the dose of radiotherapy that can be safely delivered.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

For full prescribing information on COLAZAL, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.